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                                                                  EXHIBIT 4.2(b)

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Purchaser                                    Principal Amount of Senior Note

Wechsler & Co., Inc.                                             $ 1,250,000
105 South Bedford Road
Suite 310
Mount Kisco, NY 10543

The Laura Wanser Foundation                                      $    50,000
c/o May Management, Inc.
4550 Kruse Way #345
Lake Oswego, OR 97035

Key Trust Co N.A.,                                               $   300,000
TTEE For Reliable Credit
Association Employees Pension
Plan, A/C #0116260
c/o May Management, Inc.
4550 Kruse Way #345
Lake Oswego, OR 97035

U.S. Bank National Association                                   $   400,000
As Trustee for Reliable Credit
Association Profit Sharing Plan,
Account #97305370
c/o May Management, Inc.
4550 Kruse Way #345
Lake Oswego, OR 97035

Total                                                            $ 2,000,000
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